Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc. 781-276-4000

Aware, Inc. Reports Fourth Quarter and 2011
Financial Results

BEDFORD, MASS. – February 14, 2012 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and DSL service assurance products, today reported financial results for its fourth quarter and year ended December 31, 2011.

Revenue for the fourth quarter of 2011 was $5.9 million, a decrease of 14% compared to $6.8 million in the same quarter last year. Net income for the fourth quarter of 2011 was $959,000, or $0.05 per diluted share. These results compared to net income of $230,000, or $0.01 per diluted share, for the same period a year ago.

For the year ended December 31, 2011, revenue increased 4% to $24.6 million, compared to $23.6 million in 2010.  Net income for the year ended December 31, 2011 was $2.6 million, or $0.12 per diluted share. These results compared to net income of $180,000, or $0.01 per diluted share, for the same period a year ago.

Additional information regarding fourth quarter financial results is presented below:

Product revenue declined from $5.3 million in the fourth quarter of 2010 to $4.2 million this quarter. The decrease was due to lower DSL service assurance hardware and software revenue.  Sales of biometrics software were higher than the year ago quarter, but not enough to offset lower DSL service assurance revenue.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com

Aware, Inc. Reports Fourth Quarter and 2011 Financial Results	Page 2

The increase in services revenue from $949,000 in the fourth quarter of 2010 to $1.1 million this quarter was due to increased revenue from biometrics engineering projects.  The increase in royalties from $548,000 in the fourth quarter of 2010 to $605,000 this quarter was due to higher royalties reported to us by one of our DSL chip licensees.

Spending declined from $6.6 million in the fourth quarter of 2010 to $5.0 million this quarter. The $1.6 million spending decrease was primarily the result of three factors: i) lower hardware cost of goods sold on lower hardware sales; ii) lower legal fee spending; and iii) lower officer compensation expenses.

We had 77 full time employees at December 31, 2011, which was down from 81 heads at the end of last quarter.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said, “Net income of almost $1.0 million this quarter was driven by revenue growth of our biometrics business and lower expenses.  Biometrics software products and services continued to sell well in the fourth quarter. In January 2012 we announced we were going to stop selling DSL hardware products. We intend to continue to sell DSL service assurance software products.  Results for the full year in 2011 were also encouraging. Net income was $2.6 million and we increased our cash and investments by $7.4 million to $47.3 million.

With respect to our patent management operations, our board is continuing to review its strategic options, including a potential spin-off, sale, or licensing of patents.”

Aware, Inc. Reports Fourth Quarter and 2011 Financial Results	Page 3

About Aware
Aware is a leading software and technology supplier for the biometrics, telecommunications, and healthcare industries. Aware's biometrics software products and services are provided to solution vendors and system integrators for use by government agencies towards applications including border management, secure credentials, law enforcement, and national defense. Aware’s DSL Service Assurance Group offers test and diagnostics software and hardware products that enable broadband service providers to manage their DSL networks. Aware also provides standards-based medical imaging software products to the healthcare industry.  Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. www.aware.com

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings and the growth of the DSL service assurance and biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

General factors include, but are not limited to: our quarterly results are unpredictable and may fluctuate significantly; our business is subject to rapid technological change; we face intense competition from a wide range of competitors; our intellectual property is subject to limited protection; our business may be affected by our use of open source software; our business may be affected by government regulations; adverse economic conditions; and our ability to obtain or enforce patents could be affected by new laws, regulations or rules. DSL service assurance factors include, but are not limited to: our DSL service assurance product line depends upon a limited number of customers; our DSL service assurance hardware and software products could have quality problems; we depend on a single source contract manufacturer for the manufacture of our DSL hardware products; and we are dependent on single source suppliers for components in our DSL hardware products. Biometric factors include, but are not limited to: market acceptance of our biometric technologies and products; changes in contracting practices of government or law enforcement agencies; the failure of the biometrics market to experience continued growth; announcements or introductions of new technologies or products by our competitors; failures or problems in our biometric software products; delays in the adoption of new industry biometric standards; growth of proprietary biometric systems which do not conform to industry standards; our ability to sell services contracts in a manner that is consistent with our business model; our ability to deliver services contract milestones; and our dependence on third party contractors and consultants to deliver certain services contract milestones. Further, there can be no assurance as to the timing of a possible transaction with respect to our patent management operations, whether it will ultimately be structured as a spin-off, sale, or license or whether such a transaction will be completed.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2010 and other reports and filings made with the Securities and Exchange Commission.

Aware and Dr. DSL are trademarks or registered trademarks of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Fourth Quarter and 2011 Financial Results	Page 4

AWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
 (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue:
Product sales	$4,152	$5,326	$18,129	$18,914
Services	1,135	949	4,311	1,992
Royalties	605	547	2,146	2,654
Total revenue	5,892	6,822	24,586	23,560

Costs and expenses:
Cost of product sales	552	1,250	3,637	4,362
Cost of services	556	362	1,777	714
Research and development	1,639	1,898	7,240	8,096
Selling and marketing	1,285	1,135	4,441	4,283
General and administrative	936	1,969	5,005	6,438
Total costs and expenses	4,968	6,614	22,100	23,893

Income (loss) from operations	924	208	2,486	(333)
Other income	-	-	-	425
Interest income	35	22	83	90

Income before provision for income taxes	959	230	2,569	182
Provision for income taxes	-	-	2	2

Net income	$959	$230	$2,567	$180

Net income per share – basic	$0.05	$0.01	$0.12	$0.01
Net income per share – diluted	$0.05	$0.01	$0.12	$0.01

Weighted average shares – basic	20,612	20,040	20,534	19,971
Weighted average shares - diluted	20,775	20,527	20,735	20,182

Aware, Inc. Reports Fourth Quarter and 2011 Financial Results	Page 5

AWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Cash and investments	$46,577	$39,949
Accounts receivable, net	3,546	4,968
Inventories, net	547	1,863
Property and equipment, net	6,232	6,360
Investments	727	-
Other assets, net	222	260

Total assets	$57,851	$53,400

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$2,814	$3,197
Long-term deferred revenue	462	320
Total stockholders’ equity	54,575	49,883

Total liabilities and stockholders’ equity	$57,851	$53,400

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Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com